[Letterhead of Thurman Shaw & Co., L.C.)


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                ---------------------------------------------------

November 26, 1997

United States Securities
and Exchange Commission
450 5th Street, N.W.
Washington, D. C.  20549

Re: Consent to be named in the S-8 Registration Statement of Lucas Educational Systems, Inc., a Delaware corporation (the "Registrant"), SEC File No. 0-24374, to be filed on or about December 1, 1997, covering the registration and issuance of 168,750 shares of common stock to two individual consultants

Gentlemen:

          We hereby consent to the use of the report for the years ended
March 31, 1997, 1996 and 1995, in the above referenced Registration Statement. We also consent to the use of our name as an expert in such Registration Statement.

/s/ Thurman Shaw & Co., L.C.
Certified Public Accountant

cc:  Lucas Educational Systems, Inc.

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